                                                                                                                                                                                                    Box 20116                Phone (867) 667-4178

                                                                                                                                                                                                    Whitehorse, YT     Fax: (867) 667-4179

                                                                                                                                                                                                    Y1A 7A2                 www.klondikestar.com

October 4, 2007

U.S. Securities and Exchange Commission
Washington, D.C.

        Re:         Form 8-K, Item 4.01
                      Filed September 17, 2007
                      File No. 0-30965

To Whom It May Concern:

As President for Klondike Star Mineral Corporation, I hereby acknowledge that:

1.    The Company is responsible for the adequacy and accuracy of the disclosures in the filings;
2.    Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and
3.    The Company may not assert staff comments as a defense in any proceedings initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

Hans Boge
President